SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132;
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 547
(To Prospectus dated January 5, 2005 and	Trade Date: 7/10/2006
Prospectus Supplement dated January 5, 2005)	Issue Date: 7/13/2006

The date of this Pricing Supplement is 7/10/2006

	Stated							Subject to Redemption
	Interest		Price to		Interest Payment				Date and	Aggregate
CUSIP	Rate Per Annum(1)	Maturity Date	Public (2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor’s Option	Yes/No	terms of redemption	Principal Amount	Net Proceeds	OID Status
78490FYY9	N/A	09/15/2013	100%	1.250%	Monthly(4)	08/15/06	No	No		1,508,000	1,489,150.00	N

Floating Rate Index	Spread	Reset Period(4)	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
*CPI	2.650%	Monthly	Actual/Actual (Payment Basis)	N/A	0.000%

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

*  During the initial interest period which is from the Issue Date to but not including 08/15/2006, the interest rate will be 6.20%, then the Consumer Price Index (CPI) plus 2.65% thereafter.

1                      The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

2                      Expressed as a percentage of aggregate principal amount.

3                      See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

4                      On the interest Determination Date, which is on the 15th day of each month during the terms of the notes beginning on 08/15/2006, the Calculation Agent will establish the new rate as described on page S-16 in the prospectus supplements.